Exhibit 99.2

Management Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,” “our,” “us,” “we,” or “Southland” refer to Southland Holdings, LLC. The following discussion and analysis contain forward-looking statements relating to future events or our future financial performance, which involve risk and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Please see the discussion regarding forward-looking statements included under the “Cautionary Note Regarding Forward-Looking Statements” section of Southland Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of some of the uncertainties, risks, and assumptions associated with these statements. The following discussion and analysis present information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. This information should be read in conjunction with the consolidated financial statements and the notes contained in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K.

Overview

During the year ended December 31, 2022, and prior to the Merger, Legato Merger Corp. II was a blank check company incorporated for the purpose of effecting a merger or similar business combination with one or more businesses. For more information on the Merger, see the “Basis of Presentation” section of Southland Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

Following the Merger, Southland is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the following end markets: bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines.

At Southland, our mission is to build great things that shape our landscape and foster sustainable infrastructure for future generations. We do this with integrity, never compromising our ethics, and putting the safety and well-being of our employees, and stakeholders, first.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader with projects spanning North America in various end markets.

Key Factors Affecting Results of Operations

Business Environment

Our Civil segment operates throughout North America and specializes in services that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals and piers, and specialty structures and facilities. Our Transportation segment is responsible for the construction of bridges and structures including many of the most recognizable bridges, convention centers, sports stadiums, marine facilities, and ferris wheels in the world.

Both our Civil and Transportation segments continue to identify new opportunities to grow our business, and the future outlook of the end markets we serve remains positive. Although risk and uncertainty exist, including, but not limited to, the items addressed within our forward-looking statements and risk factors, we believe that we are well positioned to compete on new infrastructure projects in both the public and private sectors. We believe that we have the operational excellence, reputation, and technical skill to continue to grow our business.

Market Trends and Uncertainties

In both our Transportation and Civil segments, we have competitors within the individual markets and geographic areas in which we operate, ranging from small, local companies to larger regional, national, and international companies. Although the construction business is highly competitive, there are few, if any, companies which compete in all of our market areas, both geographically and from an end market perspective. The degree and type of competition is influenced by the type and scope of construction projects within individual markets. Equipment ownership and ability to self-perform across numerous disciplines are two of our significant competitive advantages. These two advantages contribute to what sets us apart from our competition. We believe that the primary factors influencing competition in our industry are price, reputation for quality, safety, schedule certainty, relevant experience, availability of field supervision and skilled labor, machinery and equipment, financial strength, as well as knowledge of local markets and conditions. We believe that we can compete favorably in all of these factors.

Many of our competitors have the ability to perform work in either the private or public sectors. When opportunities for work in one sector are reduced, competitors tend to look for opportunities in the other sector. This migration has the potential to reduce revenue growth and/or increase pressure on gross profit margins.

We have seen an increase in demand for specialty construction projects in recent years at the federal, state, and local level. We anticipate the further spending on infrastructure related to economic stimulus spending including the Infrastructure Investment and Jobs Act that was passed in 2021, and other federal, state, or local initiatives.

We believe that the combination of our experience, reputation, and technical expertise are unmatched among companies of our size. This combination of skills has allowed us to pursue complex projects with fewer competitors.

Seasonality, Cyclicality, and Variability

The results of our operations are subject to quarterly variations. Much of the variation is the result of weather, particularly rain, ice, snow, heat, wind, and named storms, which can impact our ability to perform construction activities. These weather impacts can affect revenue and profitability in either of our business segments. Any quarter can be affected either negatively or positively by atypical weather patterns in any part of North America, or other areas in which we operate. Traditionally, our first quarter is the most weather-affected; however, this may or may not necessarily be true in future periods.

Our business may also be affected by overall economic market conditions, including but not limited to declines in spending by project owners, delays in new projects, by changes in client schedules, or for other reasons.

Key Business Metrics

Backlog

In our industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. We define backlog as a measure of the total amount of revenue remaining to be earned on projects that have been awarded. We only include a project in our backlog once we have an executed contract, or authorized notice to proceed. As a result, we believe our backlog is firm, although cancellations or scope adjustments may occur.

In our industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. We define backlog as anticipated revenue from the uncompleted portion of existing contracts and therefore can be estimated.

Backlog should not be considered a comprehensive indicator of future revenue as any of our contracts can be terminated by our customers on relatively short notice, and backlog does not include future work for which we may be awarded. In the event of a cancelation, we are typically reimbursed for all of our costs through a specific contractual date, as well as our costs to demobilize from the project site. Costs may include preconstruction and engineering services as well as that of our subcontractors. Our contracts do not typically grant us rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues, or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not be included within our backlog amount.

Other Non-GAAP Financial Measures

In addition to financial results determined in accordance with the accounting principles generally accepted in the United States (“U.S. GAAP”), in our industry, it is customary to manage our business using earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”). EBITDA assists management and our Board and may be useful to investors in comparing our operating performance consistently over time as it removes the impact of our capital structure and expenses that do not relate to our core operations.

Recently Issued Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. The implementation of Topic 326 in 2023 will not have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of revenues and expenses earned and incurred, respectively, during the reporting period. Critical accounting estimates are fundamental to the portrayal of both our financial condition and results of operations and often require difficult, subjective, and complex estimates and judgments by management. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates will be reflected in the consolidated financial statements in future periods. The following discussion addresses the item we have identified as our critical accounting estimate.

Revenue Recognition

We recognize revenue over time as we satisfy our performance obligations. We generally use an input method measured by comparing actual costs incurred to date to total estimated costs for the project to recognize revenue as it is the best available method to recognize the progress of satisfying our performance obligations and transfer of control to our customers.

Due to the nature of our industry the use of this method requires us to make material estimates and assumptions that are subject to a high degree of uncertainty. To determine estimated transaction price and estimated cost at completion we rely on our experience, and outside expert opinions on an as needed basis, with particular types of projects and customers using information that is reasonably available to us.

An estimated transaction price can be impacted by numerous items related to variable consideration, including but not limited to: claims, approved and pending changes orders, unpriced change orders, completion incentives, liquidated damages, penalties, and other contractual provisions. An estimated cost at completion may fluctuate based on numerous items, including but not limited to:

●	Complexity in original design,

●	Owner-directed changes,

●	Non-owner directed factors that necessitate change in scope or construction methodology,

●	Differing site conditions,

●	Productivity,

●	Availability and cost of labor, equipment, or materials,

●	Weather,

●	Changes in technology,

●	Governmental or environmental restrictions,

●	Subcontractor and joint venture partner performance,

●	Expected cost of warranties,

●	Insurance costs, and

●	Time to recover, or not recover, additional contract costs.

We recognize the impact of any changes in estimated transaction price or estimated cost at completion on a cumulative catch-up basis. This can result in the recognition of revenue in a current period related to the satisfaction of performance obligations that occurred or partially occurred in a prior period. This can also result in the reversal of revenue recognized in a prior period, in the current period. If it is estimated that a project will have costs in excess of expected revenues, we recognize the full loss in that period and any adjustments to that expected loss in the period in which that change in expected loss may be identified.

Results of Operations

The following table sets forth summary financial information for the years ended December 31, 2022, December 31, 2021, and December 31, 2020:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$1,161,431	$1,279,186	$1,057,936
Cost of construction	1,020,497	1,164,998	964,536
Gross profit	140,934	114,188	93,400
Selling, general, and administrative expenses	58,231	58,136	49,653
Operating income	82,703	56,052	43,747
(Gain) loss on investments, net	76	(898)	(2,068)
Other income, net	(2,204)	(2,780)	(1,839)
Interest expense	8,891	7,255	8,096
Earnings before income taxes	75,940	52,475	39,558
Income tax expense	13,290	10,945	9,406
Net income	62,650	41,530	30,152
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)
Net income attributable to Southland Holdings	$60,542	$38,720	$33,668

Revenue

Revenue for the year ended December 31, 2022, was $1,161.4 million, a decrease of $117.8 million, or 9.2%, compared to the year ended December 31, 2021. The decrease was primarily due to fewer project starts, and more projects nearing substantial completion in 2022 versus 2021.

Revenue for the year ended December 31, 2021, was $1,279.2 million, an increase of $221.3 million, or 21%, compared to the year ended December 31, 2020. The acquisition of American Bridge Company on October 1, 2020 contributed $229.6 million to the year over year increase and project activity in Florida contributed $117.2 million to the year over year increase, offset by decreases in revenue of $48.2 million for various Texas DOT projects and a combined decrease of $73.6 million related to three large projects compared to 2020.

Cost of construction

Cost of construction for the year ended December 31, 2022, was $1,020.5 million, a decrease of $144.5 million, or 12.4%, compared to the year ended December 31, 2021. The decrease in costs was primarily due to fewer project starts, and more projects nearing substantial completion in 2022 versus 2021.

Cost of construction for the year ended December 31, 2021, was $1,165.0 million, an increase of $200.5 million, or 21%, compared to the year ended December 31, 2020. The increase in costs was primarily due to increased construction activity following our acquisition of American Bridge Company in October of 2020, which contributed $140.9 million to the year over year increase, and project activity in Florida, which contributed $41.2 million to the year over year increase, offset by combined decreases of $78.3 million related to three large projects that had significant costs of construction in 2020.

Gross profit

Gross profit for the year ended December 31, 2022, was $140.9 million, an increase of $26.7 million, or 23.4%, compared to the year ended December 31, 2021. This increase was primarily due to an increase in proportionate volume of higher margin projects led by strong operating results in our Transportation segment and negative project adjustments in 2021 that impacted the period over period increase. Our gross margin percentage was 12.1% for the year ended December 31, 2022, compared to 8.9% for the year ended December 31, 2021.

Gross profit for the year ended December 31, 2021, was $114.2 million, an increase of $20.8 million, or 22%, compared to the year ended December 31, 2020. The increase was primarily due to strength in our Florida projects as well as the acquisition of American Bridge Company. Our gross margin percentage was 8.9% for the year ended December 31, 2021, compared to 8.8% for the year ended December 31, 2020. See segment results for more information.

Selling, general, and administrative costs

Selling, general, and administrative costs for the year ended December 31, 2022, were $58.2 million, an increase of $0.1 million, or 0.1%, compared to the year ended December 31, 2021. The increase, as a percentage of revenue, for the year ended December 31, 2022, compared to the year ended December 31, 2021, was primarily driven by the costs associated with the merger with Legato Merger Corp. II.

Selling, general and administrative costs for the year ended December 31, 2021, were $58.1 million, an increase of $8.5 million, or 17%, compared to the year ended December 31, 2020. The increase was driven by our acquisition of American Bridge Company in October 2020, which contributed $9.6 million to the year over year increase. The acquisition added additional headcount and back-office operations.

Gain/loss on investments, net

Loss on investments, net for the year ended December 31, 2022, was $0.1 million, a decrease of $1.0 million, or 108%, compared to the year ended December 31, 2021. The decrease was primarily driven by a decrease in our total amount invested within our investment accounts.

Gain on investments, net for the year ended December 31, 2021, was $0.9 million, a decrease of $1.2 million, or 57%, compared to the year ended December 31, 2020. The decrease was primarily driven by a decrease in the total amount invested within our investment accounts.

Interest expense

Interest expense for the year ended December 31, 2022, was $8.9 million, an increase of $1.6 million, or 23%, compared to the year ended December 31, 2021. The difference was attributable to increased borrowing and higher interest rates.

Interest expense for the year ended December 31, 2021, was $7.3 million, a decrease of $0.8 million, or 10%, compared to the year ended December 31, 2020. The difference was attributable to lower interest rates as a result of refinancing a majority of our equipment notes and replacing our revolving credit facility.

Income tax expense

Income tax expense for the year ended December 31, 2022, was $13.3 million, or an effective rate of 17.6%. The primary differences from federal statutory tax rate of 21% were (i) nontaxable earnings of $2.1 million due to the “S-elections” by multiple of our entities which decreased the worldwide effective rates by 2.8%, (ii) the utilization of foreign tax credits of $2.5 million from the inclusion of foreign income which decreased the worldwide effective rate by 3.3%, (iii) the effect of uncertain tax positions of $1.4 million which increased the world wide effective rate by 1.8%, and (iv) the permanent inclusion difference of foreign income through Section 951A Global Intangible Low-Taxed Income (GILTI) of $3.9 million net of related deductions which increased the worldwide effective rate by 5.1%.

Income tax expense for the year ended December 31, 2021, was $10.9 million, or an effective rate of 20.9%. The primary differences from federal statutory tax rate of 21% were (i) nontaxable earnings of $12.1 million due to the “S-elections” by multiple of our entities which created effective rates of 0%, (ii) a decrease in valuation allowances of $18.7 million due to changes within future earnings projections, and (iii) state income taxes of $3.9 million.

Segment Results

Segment Revenue

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Total		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Civil	$305,324	26.3%	$391,629	30.6%	$368,588	34.8%
Transportation	856,107	73.7%	887,557	69.4%	689,348	65.2%
Total revenue	$1,161,431	100.0%	$1,279,186	100.0%	$1,057,936	100.0%

Segment Gross Profit

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Segment		% of Segment		% of Segment
Segmsent	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit	Revenue
Civil	$45,464	14.9%	$40,913	10.4%	$58,314	15.8%
Transportation	95,470	11.2%	73,275	8.3%	35,086	5.1%
Gross profit	$140,934	12.1%	$114,188	8.9%	$93,400	8.8%

Civil

Revenue for the year ended December 31, 2022, was $305.3 million, a decrease of $86.3 million, or 22%, compared to the year ended December 31, 2021. The decrease was primarily due to decreased activity, as projects approach substantial completion on a wastewater project in Toronto and a water project on the east coast which contributed $49.4 million and $29.7 million less in 2022 versus 2021, respectively.

Revenue for the year ended December 31, 2021, was $391.6 million, an increase of $23.0 million, or 6%, compared to the year ended December 31, 2020. The increase was due to increased activity on some of our large projects which drove overall revenue.

Gross profit for the year ended December 31, 2022, was $45.4 million, or 14.9% of segment revenue, compared to $40.9 million, or 10.4% of segment revenue, for the year ended December 31, 2021. The difference is attributable to a negative project adjustment, in 2021, on a wastewater project in Toronto, which contributed $4.9 million more in 2022 versus 2021.

Gross profit for the year ended December 31, 2021, was $40.9 million, or 10.4% of segment revenue, compared to $58.3 million, or 15.8% of segment revenue, for the year ended December 31, 2020. The difference is attributable to $8.3 million in subcontractor-caused critical path delays on a project in the Midwest, and decreased productivity of $7.4 million realized on a project in the northeast.

Transportation

Revenue for the year ended December 31, 2022, was $856.1 million, a decrease of $31.5 million, or 3.5%, compared to the year ended December 31, 2021. The decrease was primarily due to a project in Florida and a project in the Pacific Northwest contributing $69.9 million and $24.6 million less, respectively, for the year ended December 31, 2022 versus the year ended December 31, 2021 as these projects approached substantial completion during the year. These decreases were offset by a project in the Bahamas producing $70.4 million more for the year ended December 31, 2022 versus the year ended December 31, 2021 as the project activity increased according to its construction schedule.

Revenue for the year ended December 31, 2021, was $887.6 million, an increase of $198.2 million, or 29%, compared to the year ended December 31, 2020. The increase was primarily due strength in our southeast division and contribution from the acquisition of American Bridge. The increase in revenue was partially offset by lower bidding activity, reducing the number of new project starts during 2021.

Gross profit for the year ended December 31, 2022, was $95.5 million, or 11.2% of segment revenue, compared to $73.3 million, or 8.3% of segment revenue, for the year ended December 31, 2021. The difference is attributable to the same projects that drove the differences in revenues in 2022 versus 2021. These projects contributed $17.4 million more gross profit for the year ended December 31, 2022 versus the year ended December 31, 2021.

Gross profit for the year ended December 31, 2021, was $73.3 million, or 8.3% of segment revenue, compared to $35.1 million, or 5.1% of segment revenue, for the year ended December 31, 2020. The difference is attributable to an increase of $16.4 million related to activity on a transportation project in Florida and contributions from projects that were part of the American Bridge acquisition. These were offset by losses on transportation projects for Texas Department of Transportation.

EBITDA Reconciliation

In our industry, it is customary to manage our business using earnings before interest, income taxes, depreciation and amortization (“EBITDA”). Below is a reconciliation of net income to EBITDA.

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net income	$60,542	$38,720	$33,668
Depreciation and amortization	45,697	47,468	39,370
Income taxes (benefit)	13,290	10,945	9,406
Interest expense	8,891	7,255	8,096
Interest income	(172)	(47)	(570)
EBITDA	$128,248	$104,341	$89,970

EBITDA for the year ended December 31, 2022, increased by $23.9 million, or 22.9%, compared to the year ended December 31, 2021, due primarily to increased gross profit as discussed in the Civil and Transportation segment discussion.

EBITDA for the year ended December 31, 2021, increased by $14.4 million, or 16%, compared to the year ended December 31, 2020, due primarily to an increase of $5.1 million in net income primarily due to strength in our southeast division and contribution from the acquisition of American Bridge. The combination were the primary factors in the increase of $20.8 million of gross profit. The increase in gross profit was partially offset by an increase in selling, general, and administrative costs of $8.5 million and an increase in net loss attributable to noncontrolling interests $6.3 million.

Liquidity, Capital Commitments and Resources

Our principal sources of liquidity are cash generated from operations, funds from borrowings, and existing cash on hand. Our principal uses of cash typically include the funding of working capital obligations, debt service, and investment in machinery and equipment for our projects.

Based on historical and anticipated future operating results, we believe cash flow from operations, available cash, amounts available to us under the revolving credit agreement, and other financing will be adequate to meet our liquidity needs for at least the next twelve months, including any anticipated requirements for working capital, capital expenditures, and scheduled debt service.

Our current and future liquidity is greatly dependent upon our operating results, which are largely determined by overall economic conditions and our current contracts and backlog. Our liquidity could be adversely affected by a disruption in the availability of credit. If such a material adverse event were to occur, we may be unable to borrow under our revolving credit agreement or may be required to seek additional financing. In addition, we may be required to seek additional financing to refinance all or a significant portion of our existing debt on or prior to maturity.

We are exposed to market risks relating to fluctuations in interest rates and currency exchange risks. Significant changes in market conditions could cause interest rates to increase and have a material impact on the financing needed to operate our business.

The following table sets forth summary change in cash, cash equivalent and restricted cash for the years ended December 31, 2022, December 31, 2021, and December 31, 2020:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net cash used in operating activities	$(66,202)	$(90,573)	$(50,171)
Net cash provided by (used in) investing activities	5,562	(8,499)	195,817
Net cash provided by (used in) financing activities	20,135	30,604	(47,953)
Effect of exchange rate changes	1,254	(686)	968
Net change in cash, cash equivalents, and restricted cash	$(39,251)	$(69,154)	$98,661

Net cash used in operating activities was $66.2 million during the year ended December 31, 2022, compared to $90.6 million and $50.2 million for the years ended December 31, 2021, and December 31, 2020, respectively. During the year ended December 31, 2022, and in addition to net income of $62.7 million, the primary driver in cash used in operating activities comes from a $138.7 million increase in contract assets that represents the timing difference between recognizing revenue and billing the customer. This was partially offset by a $20.0 million increase in contract liabilities and an amortization and depreciation amount of $45.7 million. During the year ended December 31, 2021, the primary driver in cash used in operating activities comes from a $188.7 million decrease in contract liabilities. This was primarily related to the contract liabilities assumed by Southland as part of the American Bridge business combination. This was partially offset by an increase to $26.4 million in accounts payable and accrued expenses and an increase in depreciation and amortization to $47.5 million. During the year ended December 31, 2020, the primary driver in cash used in operating activities comes from a $60.0 million decrease in contract liabilities and was driven by liabilities assumed as part of the American Bridge business combination. Contract assets increased $58.5 million due to contracts assets assumed as part of the American Bridge business combination. This was partially offset by $39.4 million in depreciation and amortization and a decrease of $15.7 million in accounts receivable.

Net cash provided by (used in) investing activities was $5.6 million, ($8.5) million, and $195.8 million during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. Net cash provided by investing activities for the year ended December 31, 2022 was driven primarily by the purchase of fixed assets, which contributed ($4.8) million, and proceeds from the sale of fixed assets, which contributed $10.1 million. Similarly for the year ended December 31, 2021, the net cash used in investing activities was driven primarily by the purchase of fixed assets, which contributed ($18.8) million, and proceeds from the sale of fixed assets, which contributed $11.3 million. Net cash provided by investing activities was $195.8 million for the year ended December 31, 2020. The year ended December 31, 2020, was an outlier due to the receipt of $231.9 million from the sureties related to the American Bridge combination, which was partially offset by $31.0 million in purchases of property and equipment.

Net cash provided by (used in) financing activities was $20.1 million, $30.6 million, and ($48.0) million, respectively, for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. For the year ended December 31, 2022, the primary driver was borrowings on the line of credit for $75.0 million and payments on notes payable for $42.9 million. For the year ended December 31, 2021, the primary driver was borrowings of $206.2 million in new borrowings on notes payable and $67.0 million in borrowing on the revolving loan, which was partially offset by payments on notes payable of $153.6 million and repayments of $82.0 million on the revolving loan. During the year ended December 31, 2020, we repaid $77.0 million on the revolving loan, $51.2 million of notes payable, and made distributions of $6.2 million. This was partially offset by borrowings of $57.0 million on the revolving loan and $34.4 million in notes payable.

As of December 31, 2022, we had long-term debt of $273.6 million, of which $46.3 million is due within the next twelve months.

Revolving Credit Facility

In July 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. As of December 31, 2022, the revolving credit facility agreement had been amended and increased to $100 million. The revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. As of December 31, 2022, $95.0 million was drawn on the revolver, and we had $5.0 million available.

Secured Notes

We enter secured notes in order to finance growth within our business. As of December 31, 2022, we had secured notes expiring between November 2023 and May 2030. Interest rates on the secured notes range between 1.29% and 6.50%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2022, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2022, we had equipment notes expiring in April 2023. As of December 31, 2022, there is no interest rate on any of our equipment notes.

Backlog

The following table sets forth backlog information for the years ended December 31, 2022 and December 31, 2021:

(Amounts in thousands)	Backlog
Balance: December 31, 2020	$2,897,381
New contracts, change orders, and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance December 31, 2021	$2,218,573
New contracts, change orders, and adjustments	1,892,946
Gross backlog	4,111,519
Less: contract revenue recognized in 2022	(1,137,634)
Balance December 31, 2022	$2,973,885

Backlog should not be considered a comprehensive indicator of future revenue as any of our contracts can be terminated by our customers on relatively short notice, and backlog does not include future work for which we may be awarded. In the event of a cancelation, we are typically reimbursed for all of our costs through a specific contractual date, as well as our costs to demobilize from the project site. Our contracts do not typically grant us rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues, or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not included within our backlog amount.

Construction Costs and Raw Materials

We manage our business to minimize or eliminate exposure to labor and material price increases, including through inflation, in our bids for projects, when possible. Our contracts typically contain protections in the case of excessive increases in the cost of either labor or equipment. In our fixed price contracts, we bid with assumptions of increases in wages and prices of raw materials. Frequently, we obtain fixed price quotes from major subcontractors and material suppliers early in our project schedules. Our fixed price contract bids also tend to contain contingencies for inflation or other significant increases. The construction and other materials needed to complete our projects tend to be available locally from multiple suppliers which insulates us from being overly reliant on any particular vendor.

Supply-chain disruption has continued for many of the materials and inputs that we need to complete our projects. Specifically, prices of oil, gas, and other fuel sources have increased. Additionally, the cost and availability of many construction materials and labor has impacted project costs and scheduling. We have continued to mitigate these impacts to the extent possible by passing these costs on to our customers when possible and agreeing to fixed-cost contracts with suppliers and subcontractors for labor and materials.

Our operations can be impacted by increases in prices, whether caused by inflation or other economic factors. We attempt to recover anticipated increases in the cost of labor, materials, equipment, and fuel through price escalation provisions in certain contracts and by considering the estimated increases in costs in our bidding on new work. We often seek to get fixed-price bids from subcontractors and suppliers upon signing new contracts to control costs. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we did not have material impacts to our profitability due to increased costs. This does not mean that we will be able to effectively manage the impact of increasing costs on our profitability in the future.

Due to the “COVID-19” pandemic and Russia’s invasion of Ukraine, the construction industry has experienced widespread supply chain impacts. Labor costs continue to increase due to shortages of qualified workers. Hiring and retaining our skilled workers continues to be a priority to avoid future potential labor shortages.

Risk Management, Insurance, and Bonding

We are insured to cover a broad range of exposures arising from our work in the construction industry. All of our policies have been procured with limits and deductibles or self-insured retention amounts of varying amounts per occurrence. We believe that our insurance coverage meets or exceeds our needs relating to any casualty or other type of insurance loss.

Our safety team has created an atmosphere of safety at our projects which results in a favorable loss experience factor. Our safety directors and site-specific safety managers work together to assess and control potential losses and liabilities both before and during our construction projects. Our safety record is in-line with industry standards.

In our industry, we are generally required to possess various types of surety bonds guaranteeing our completion of projects for most public and private customer contracts. Surety bond costs and our ability to obtain surety bonds are largely contingent on our working capital, Backlog, past performance and reputation, capitalization, management and technical expertise, and other factors at the underwriter’s discretion. To date, we have been able to acquire the level of surety bonds necessary to support our business.

Government Regulations

Our business is subject to environmental, health and safety, government procurement, anti-bribery, and other government regulations and requirements. We believe that we have all of the necessary licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements.

Below is a summary of some of the significant regulations that impact our business.

Environmental

Our operations are subject to various federal, state, local, and foreign laws and regulations relating to the environment, including those relating to the Clean Water and Clean Air Acts. In addition, the Environmental Protection Agency (the “EPA”) and other federal, state, local, and international agencies regulate our operations including in regards to the handling, transportation and disposal of non-hazardous and hazardous substances and waste, as well as emission and discharges into the environment; including discharges to air, surface water, groundwater, soil, and others.

We have a substantial investment in construction equipment that utilize diesel and gasoline fuel, which could be negatively impacted by regulations related to greenhouse gas emissions from such sources.

We are subject to laws and regulations governing the liability and cleanup responsibility for the release of hazardous substances into the environment. Under certain of these laws and regulations, liability can be assessed for sites to which hazardous substances or wastes were sent by current, or former operations at our facilities, or for the cleanup of previously owned or leased properties, irrespective of whether our activities were in violation of laws and regulations at the time or whether we directly caused the contamination. The presence of contamination from hazardous substances or wastes at our sites could preclude the sale, lease or use of our properties as collateral for financing.

We evaluate our compliance with environmental laws on a continual basis.

The majority of our revenue was recognized from contracts funded by federal, state, and local government agencies and authorities. Government contracts contain specific procurement regulations, contract provisions, and a variety of other requirements related to the formation, administration, project performance, and accounting. These agreements require certification of compliance.

Our operations are subject to various statutes and executive orders. These include but are not limited to:

●	the Davis-Bacon Act which regulates wages and benefits,

●	Executive Order 11246 which establishes equal employment opportunity and affirmative action requirements,

●	the Walsh-Healy Act which prescribes a minimum wage and regulates overtime and other working conditions,

●	Executive Order 14063 which requires project labor agreements on all federal construction projects with contract values over $35 million,

●	the Drug-Free Workplace Act, and

●	the Federal Acquisition Regulation and the Federal Civil False Claims Act.

We are also subject to the rules and regulations promulgated by the Occupational Safety and Health Administration (“OSHA”) and the Mine Safety and Health Administration and other regulations. In addition, certain contracts within our government agency projects contain minimum Disadvantaged Business Enterprise (“DBE”) participation clauses.

These laws and regulations affect how we transact business and, in some instances, impose additional costs on our business operations, which may adversely affect our business, results of operations and financial condition. As further described in the “Item 1A. Risk Factors” section of Southland Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, violation of specific laws and regulations could lead to fines, contract termination, debarment of contractors and/or suspension of future contracts. Our government customers can also terminate, renegotiate or modify any of their contracts with us at their convenience.

Anti-Corruption and Bribery

We are subject to the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits U.S. and other business entities from making improper payments to foreign government officials, political parties or political party officials. We are also subject to the applicable anti-corruption laws in the jurisdictions in which we operate, thus potentially exposing us to liability and potential penalties in multiple jurisdictions. The anti-corruption provisions of the FCPA are enforced by the Department of Justice while other state or federal agencies may seek recourse against the Company for issues related to FCPA. In addition, the “SEC” requires strict compliance with certain accounting and internal control standards set forth under the FCPA. Failure to comply with the FCPA and other laws can expose us and/or individual employees to potentially severe criminal and civil penalties. Such penalties may have a material adverse effect on our business, results of operations and financial condition. We devote resources to the development, maintenance, communication and enforcement of our Code of Conduct, our anti-bribery compliance policies, our internal control processes and compliance related policies. We strive to conduct timely internal investigations of potential violations and take appropriate action depending upon the outcome of the investigation.

Human Capital Resources

We have built a culture of hard work and excellence with a diverse and inclusive workplace as a business imperative because our people are our single most important asset. In our high-performance culture, everyone is treated fairly and respectfully and has equal access to opportunities based on capabilities and performance, regardless of gender, generation, sexual orientation, mental and physical ability, race, ethnicity, and other protected classes.

Our workforce was made up of approximately 2,500 employees as of December 31, 2022, of which 550 were salaried and 1,950 were hourly.

Union Workforce

Several of our subsidiaries are a signatory to numerous local and regional collective bargaining agreements, both directly and through trade associations, as a union contractor. These agreements cover all necessary union professions and are subject to renewal periodically. As of December 31, 2022, about 660, or 26%, of our employees were represented by a union. Estimated amounts for wage escalation related to the expiration of union contracts are included in our bids on various projects.

Diversity and Inclusion

We employ a dynamic mix of people to create the strongest company possible. Our policy strictly forbids discrimination in employment on the basis of age, culture, gender, national origin, sexual orientation, physical appearance, race, or religion. We are an inclusive, diverse company with people of all backgrounds, experience, culture, styles, talents, and other protected classes.

Professional and Career Development

We strive to develop and sustain a skilled labor advantage by providing thorough on and off-site training programs, project management training, and leadership development programs.

Safety, Health, and Wellness

We are committed to providing a safe environment for our employees. We pride ourselves in workplace safety. We track and maintain several key safety metrics, which senior management reviews monthly, and we evaluate management on their ability to provide safe working conditions on job sites and to create a strong safety culture.

Compensation and Benefits

As part of our compensation philosophy, we believe that we must offer and maintain market competitive total compensation and benefit packages for our employees in order to attract and retain superior talent. We benchmark our benefits package against our competitors on a yearly basis.

We also provide additional benefits to our employees, including a 401(k) Match Plan, healthcare and insurance benefits, paid time off, family leave, flexible work schedules, and employee assistance programs.

Code of Conduct

All of our employees are subject to our Code of Conduct, which includes guidance and requirements concerning, among other things, general business ethics, including policies concerning the environment, conflicts of interest, harassment and discrimination, data security and privacy, and the Anti-Bribery and Corruption Policy, which includes guidance and requirements concerning, among other things, interactions with government officials, provisions of gifts, entertainment and hospitality, and charitable and political contributions.